CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Chardan North China Acquisition Corporation


We hereby consent to the use in the Prospectus constituting part of Amendment No. 3 to the Registration Statement on Form S-1 of our report dated May 16, 2005, except for the first paragraph of Note 7 as to which the date is July 14, 2005, and the second paragraph of Note 7 as to which the date is July 22, 2005, on the financial statements of Chardan North China Acquisition Corporation (formerly Chardan China Acquisition Corp. II) as of April 30, 2005 and for the period from March 10, 2005 (date of inception) to April 30, 2005, which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.


/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

July 27, 2005